Supertel Hospitality, Inc. Reports Increased Revenues For The First Quarter 2007

NORFOLK, NE – May 10, 2007 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 98 hotels with 8,026 rooms in 23 states, today announced its results for the first quarter ended March 31, 2007. Revenues increased 23.3% to $19.3 million for the first quarter from $15.7 million for the year ago period. The first calendar quarter, which is the company’s seasonally slowest quarter, had a net loss of $393,000 for the quarter ended March 31, 2007, compared to a net loss of $195,000 for the year ago period.

Funds from operations (FFO) available to common shareholders increased 21.8% to $1.9 million for the first quarter from $1.6 million for the year-ago period. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 13.2% to $3.8 million for the first quarter from $3.3 million for the year-ago period.

“Supertel Hospitality’s hotel acquisitions in 2006 and the first quarter of 2007 had a substantial impact on the revenue, FFO, EBITDA, and property operating income (POI) growth,” said Paul J. Schulte, Chairman, President, and CEO of Supertel Hospitality, Inc. “During the five quarters ended March 31, 2007, Supertel has acquired 17 hotels, which added 1,884 rooms to our hotel portfolio. As we absorb our new acquisitions, we will continue to focus on cost control while keeping our commitment to provide clean, friendly, and affordable accommodations to business and leisure travelers.”

Significant events for the three months ended March 31, 2007 include:

•	We declared dividends for the first quarter ended March 31, 2007 of $.11 ¼ per share, an increase of $.02 ¼ from the first quarter 2006 of $.09 per share.

•	On January 5, 2007 we purchased four Super 8’s and a Comfort Inn, located in Georgia, Idaho, Indiana, Maine and Montana, for approximately $24 million.

•

On January 17, 2007, we agreed to purchase, subject to customary closing conditions, two Days Inns, two Comfort Inns, a Comfort Suites, a Quality Inn and a Sleep Inn, located in Kentucky, for approximately $14.4 million

•

On February 9, 2007, we agreed to purchase six hotels located in Virginia and Louisiana and completed the purchase of four of the hotels, which include three Days Inns and a Comfort Inn on April 4 for approximately $30.9 million. We lease the remaining hotels, which are two Days Inns, and expect to complete the purchase of those hotels, subject to customary closing conditions, on July 31 for approximately $7.7 million.

•	On February 14, 2007, we agreed to purchase Tara Inn and Suites, located in Georgia, and we completed the purchase on April 10 for approximately $6 million.

•

On March 7, 2007 we agreed to purchase, subject to customary closing conditions, fifteen hotels, which are operated under the Master’s Inn name, located in Alabama, Georgia, Florida and South Carolina, for approximately $42.7 million.

•	The Company intends to fund the pending acquisitions from existing credit facilities and new borrowings to be negotiated.

First Quarter Results

The Company had a net loss of $393,000 for the three months ended March 31, 2007 compared to a net loss of $195,000 for the year ago period. Net loss available to common shareholders was $683,000, or $0.03 per diluted share, for the three months ended March 31, 2007, compared with a net loss available to common shareholders of $499,000, or $0.04 per diluted share, for the year ago period. The net loss available to common shareholders was increased by the payment of preferred stock dividends in the amount of $290,000 and $304,000 for 2007 and 2006, respectively.

Revenues for the three months ended March 31, 2007 compared to the three months ended March 31, 2006, increased $3.6 million or 23.3%, which was due to the increase in revenue from 16 hotels acquired after the first quarter of 2006. The increase in revenues for the same period of 2007 over 2006 reflects a 1.2% increase for the limited service hotels in average daily rate (ADR) to $55.66, offset partially by a 1.3% decrease in revenue per available room (RevPAR) to $31.03. The first quarter of 2007 reflects a full quarter of results from its seven extended stay hotels. The Company did not own any extended stay hotels during the year ago quarter. The extended stay hotels are economy hotels with significantly lower ADR and RevPAR than limited service hotels. For the quarter, the extended stay hotels portfolio had an ADR of $26.55 and a RevPAR of $16.53. For the first quarter of 2007 compared to the first quarter of 2006, ADR for the entire hotel portfolio decreased 7.7% to $50.80 and RevPAR for the entire hotel portfolio decreased 8.3% to $28.83, reflecting the impact of the lower ADR and RevPAR typical for economy extended stay hotels. The occupancy for all hotels for the three months ended March 31, 2007 decreased .7% from that of the year ago period.

During the first quarter of 2007, hotel and property operations expenses increased $3.0 million, of which $2.6 million was from hotels acquired after the first quarter of 2006, and $0.4 million, which was primarily caused by increased advertising, utilities, and snow removal costs, was from the same store hotel portfolio.

Interest expense increased by $343,000, due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $528,000 for the three months ended March 31, 2007 compared to the year ago period. This is primarily related to hotel acquisitions as well as asset additions for the other hotels outpacing the amount of assets exceeding their useful life.

The Company believes property operating income, which is revenue from room rentals and other hotel services less hotel and property operations expenses, is a useful measure of the Company’s operating efficiency of its hotel properties. Property operating income increased by $678,000 or 17.0% for the first quarter of 2007, compared to the year ago period.

The general and administration expense for the same period increased $245,000 compared to the year ago period. This is primarily related to increases in salaries and professional fees, which was primarily due to the Company’s acquisition activities.

Funds from operations (FFO) available to common shareholders were $1.9 million or $0.10 per diluted share for the first quarter of 2007, compared to $1.6 million or $0.13 per diluted share for the same quarter of 2006. The weighted average number of shares outstanding for the two quarters were 19,645,948 and 12,064,283 respectively. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.8 million for the three months ended March 31, 2007, compared to $3.3 million for the year ago period. The increases in FFO and EBITDA were primarily the result of hotel acquisitions.

About Supertel Hospitality, Inc.

As of May 10, 2007, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 98 hotels in 23 states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Supertel Hospitality, Inc.

Donavon A. Heimes, 402.371.2520

The following table sets forth the Company’s balance sheet for the March 31, 2007 and December 31, 2006. The Company owned 93 hotels at March 31, 2007 and 88 hotels at December 31, 2006.

	As of
in thousands:	March 31, 2007 (unaudited)	December 31, 2006

ASSETS
Investments in hotel properties	$279,702	$254,241
Less accumulated depreciation	65,972	63,509
	213,730	190,732

Cash and cash equivalents	1,647	5,436
Accounts receivable	1,780	1,332
Prepaid expenses and other assets	4,855	3,116
Deferred financing costs, net	1,585	1,532

	$223,597	$202,148

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$10,384	$8,905
Long-term debt	114,465	94,878
	124,849	103,783

Minority interest in consolidated partnerships	3,476	3,528

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; 1,347,780 and 1,515,258 shares outstanding, liquidation preference of $13,478

	13	15
Preferred stock warrants	53	53
Common stock, $.01 par value, 25,000,000 shares authorized; 19,916,272 and 19,074,903 shares outstanding.
	199	191

Additional paid-in capital	112,672	109,319
Distributions in excess of retained earnings	(17,665)	(14,741)
	95,272	94,837

	$223,597	$202,148

The following table sets forth the Company’s unaudited results of operations for the three months ended March 31, 2007 and 2006, respectively.

Unaudited – In thousands, except per share data:

	Three Months Ended
	March 31,
	2007	2006
REVENUES
Room rentals and other hotel services	$19,348	$15,690

EXPENSES
Hotel and property operations	14,676	11,696
Depreciation and amortization	2,584	2,056
General and administrative	924	679
	18,184	14,431

EARNINGS BEFORE LOSSES
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE,
MINORITY INTEREST AND INCOME TAX BENEFIT	1,164	1,259

Losses on dispositions of assets	-	(4)
Other Income	35	30
Interest expense	(2,099)	(1,756)
Minority interest	(43)	(48)

LOSSES FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(943)	(519)

Income tax benefit	550	324

NET LOSS	(393)	(195)

Preferred stock dividend	(290)	(304)

NET LOSS AVAILABLE
TO COMMON SHAREHOLDERS	$(683)	$(499)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
EPS Basic	$(0.03)	$(0.04)
EPS Diluted	$(0.03)	$(0.04)

Unaudited – In thousands, except per share data:

	Three months ended March 31,

	2007	2006

Weighted average shares outstanding - Basic	19,646	12,064
Weighted average shares outstanding - Diluted	19,646	12,064

Weighted average number of shares outstanding for:
calculation of FFO per share - basic	19,646	12,064
calculation of FFO per share - diluted	19,664	12,064

Reconciliation of net income to FFO
Net loss available to common shareholders	$(683)	$(499)
Depreciation and amortization	2,584	2,056
Net loss on disposition of assets	-	4
FFO available to common shareholders (1)	$1,901	$1,561

FFO per share - basic	$0.10	$0.13
FFO per share - diluted	$0.10	$0.13

FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance.

Unaudited – In thousands, except per share data:

RECONCILIATION OF NET LOSS TO EBITDA
Net loss available to common shareholders	$(683)	$(499)
Interest	2,099	1,756
Income tax benefit	(550)	(324)
Depreciation and amortization	2,584	2,056
Minority interest	43	48
Preferred stock dividend	290	304
EBITDA	$3,783	$3,341

EBITDA is a non-GAAP financial measure. With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of the Company’s liquidity, nor is EBITDA indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company’s operating performance.

The following table sets forth the continuing operations of the Company’s hotel properties for the three months ended March 31, 2007 and 2006, respectively. The comparisons below include the Company’s 93 and 77 hotels for the respective periods. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results. “Same Store locations” are the 77 hotels owned by the Company in the first quarter of 2007 and the first quarter of 2006, and “Acquisitions” are the additional 16 hotels acquired by the Company after the first quarter of 2006.

Unaudited-In thousands, except statistical data:	Three months ended March 31,

	2007	2006

Average daily room rate (ADR):
Limited Service	$55.66	$55.02
Extended Stay	$26.55	$ -
Total	$50.80	$55.02

Revenue per available room (RevPAR):
Limited Service	$31.03	$31.44
Extended Stay	$16.53	$ -
Total	$28.83	$31.44

Occupancy percentage:
Limited Service	55.8%	57.1%
Extended Stay	62.3%	-
Total	56.7%	57.1%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$18,736	$15,269
Telephone revenue	111	33
Other hotel service revenues	501	388
Total revenue from room rentals and other hotel services	$19,348	$15,690

Room rentals and other hotel services
Same Store locations	$15,709	$15,690
Acquisitions	3,639	-
Total room rental and other hotel services	$19,348	$15,690

Hotel and property operations expense
Same Store locations	$12,090	$11,696
Acquisitions	2,586	-
Total hotel and property operations expense	$14,676	$11,696

Property Operating Income ("POI")
Same Store locations	$3,619	$3,994
Acquisitions	1,053	-
Total property operating income	$4,672	$3,994

POI as a percentage of revenue from room rentals
and other hotel services
Same Store locations	23.0%	25.5%
Acquisitions	28.9%	-
Total POI as a percentage of revenue	24.1%	25.5%

RECONCILIATION OF NET INCOME TO POI
Net loss	$(393)	$(195)
Depreciation and amortization	2,584	2,056
Losses on disposition of assets	-	4
Other Income	(35)	(30)
Interest expense	2,099	1,756
Minority interest	43	48
General and administrative expense	924	679
Income tax benefit	(550)	(324)
POI	$4,672	$3,994

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

402/371-2520

Dheimes@supertelinc.com